Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements listed below of DCT Industrial Trust Inc. and subsidiaries (the “Company”) and in the related Prospectuses of our report dated February 26, 2010, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Form S-8 (No. 333-137929)

Form S-8 (No. 333-145252)

Form S-3 (No. 333-141910)

Form S-3 (No. 333-141913)

Form S-3 (No. 333-145253)

/s/ ERNST & YOUNG LLP

Denver, Colorado

February 26, 2010